                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

This Employment Agreement (the Agreement) by and among Summit Brokerage Services, Inc., (the Company) its subsidiaries, and any successor company, currently at 25 Fifth Avenue, Indialantic, FL 32903 and Mark F. Caulfield (Caulfield) currently having an address at 335 Spoonbill Lane, Melbourne Beach, FL 32951.

                                   WITNESSETH

WHEREAS, the Company and Caulfield wish to set forth the terms and conditions upon which Caulfield shall be employed by the Company.

NOW, THEREFORE, IN consideration of the mutual covenants and agreements set forth herein and for other goods and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. TERM. Caulfield has been, and shall be, employed by the Company for the period of January 1, 1998 through December 31, 2001, unless sooner terminated in accordance with the terms of this Agreement (such period referred to as the Term). There will be two consecutive optional two-year terms. Each optional year will need the approval of the Company and Caulfield. This Agreement is conditioned upon the change of control of Summit Brokerage Services, Inc.

         2. POSITIONS. During the Term, Caulfield shall serve as the Chief Financial Officer of Summit Brokerage Services, Inc. and its' subsidiaries and holding companies, and shall perform such duties as shall be delegated to him by the Chairman and Chief Executive Officer, and the Board of Directors of that company. Caulfield will be responsible for all day to day financial operations of the company, including the broker-dealer, all insurance activities, registered investment advisor activities, and related company activities. Any interference with Caulfield in carrying out such duties by any other employee or officer or Board member or combination thereof who/which knowingly may cause Caulfield or the Company to in any way to violate any securities, insurance or investment advisory regulations , rules or laws shall be a breach of this contract and shall cause immediate payment of any and all compensation and stock options to Caulfield. After such payment, Caulfield shall render a written resignation resigning all positions with any and all affiliated companies of Summit Brokerage Services, Inc. or its successors.

         3. COMPENSATION. In the year 2000, Caulfield shall receive an annual salary of $60,000. This salary will be increased in the second year and each year thereafter by $5,000 annually. Caulfield shall receive perquisites as may be directed by the

                  Board of Directors. In order to provide Caulfield with additional liquidity, the Company also guarantees to purchase a minimum of $5,000 of Caulfield's Company stock each year, based upon the then current market closing price for the day(s) which will be at Caulfield's discretion.

         4. EXPENSES. During the Term, Caulfield shall be entitled to prompt reimbursement of all business expenses in accordance with the Company's policy for such reimbursement. In the event of relocation the company will pay all such relocation expenses inclusive of any Realtor's fees in the sale of Caulfield's current residence plus all closing costs on the purchase of a new residence. Additionally all interim housing expenses between such relocation and the location in a new residence.

         5. STOCK OPTIONS. On the date hereof the Company grants to Caulfield 160,000 options, exercisable for shares of the Company's common stock. Options will be granted each year thereafter at a rate of 50,000 shares annually. The exercise price for all options shall be $2.50. Exercise of the options may be done on a cashless basis through the company or through any securities broker dealer.

         6. VESTING OF OPTIONS. The above options shall vest as granted. Should a change of control of the Company take place during the term, all options will automatically be 100% vested and thereby exercisable. The expiration date of each option shall be five years after the later of the end of the term or Caulfield's last year of employment with the firm.

         7. CHANGE OF CONTROL. In the event Caulfield is terminated in connection with a "change in control" of the Company, Caulfield shall receive a lump sum payment equal to one year of his compensation as described in #3 above, (at the annual rate, inclusive of all increases through the end of the Term,) and all options which were granted as described in #5 above. A change in control shall mean any sale, merger, transfer stock exchange or acquisition of the Company, in which Caulfield's position is either terminated or changed.

         8. BENEFIT PLANS. Caulfield shall be entitled to participate in the Company's benefit plans in the same manner and subject to the same terms and conditions as the other senior executives of the company.

         9. TERMINATION. (A) The Company may terminate this Agreement at any time for "Cause." For purposes of this Agreement, "Cause" shall mean the following (i) if Caulfield has persistently and willfully failed to devote substantially all of his working time to the operations of the Company, after specific notice has been given to Caulfield of such alleged failure and a 20 day opportunity has been given but nothing has been accomplished to cure such failure (ii) if Caulfield is indicted of any criminal offense involving a violation of any federal or state securities laws, embezzlement, fraud, wrongful taking of property involving the Company or any subsidiary or its customers. All options and bonuses if payable will be placed in escrow and be null and void if convicted (iii) violation or breach of this Agreement not corrected within 20 days after notice of same.

                  (a) In the event this Agreement shall be terminated by the Company for any reason other than pursuant to
                           Section 9(a), Caulfield shall be entitled to receive all payments and benefits to which he was entitled pursuant to this Agreement to the end of the term or one year whichever is shorter.

                  (b) Should Caulfield be terminated as per (a) above, he agrees to not compete with or be engaged in the same business as the Company for the remainder of the Term with the exception that he will be allowed to become registered with a securities firm and be insurance licensed as per regulatory requirements.

                  (c) For a period of three years following termination from the Company, Caulfield will not recruit or allow to join a firm Caulfield is associated with, any employees or Independent Contractors from the Company.

         10. AUTHORITY: NO CONFLICT. Caulfield and the Company each represent and warrant that (A) each has the full power and authority to enter into this Agreement and to perform each of their obligations hereunder, and (B) the execution, delivery and performance by Caulfield and the Company of this Agreement will neither (i) violate conflict with, or result in any breach of any contract or other Agreement by Caulfield or the Company nor (ii) violate any law, statute, or other requirement of any government body.

         11. MISCELLANEOUS. This Agreement (i) contains the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior agreements of the parties, written or oral, of any nature whatsoever, (ii) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and (iii) shall be governed by the laws of the state of Florida, without giving effect to the conflicts of law provisions thereof.

Accepted and agreed to by the undersigned on this 16th day of May, 2000.

SUMMIT BROKERAGE SERVICES, INC.

/s/ Richard Parker
-------------------------------
Richard Parker, Chairman and                /s/
Chief Executive Officer                         --------------------------------
                                                Witness
/s/ Mark F. Caulfield                        /s/
-------------------------------                 --------------------------------
Mark F. Caulfield                               Witness